Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
     Centrue Bank, a state chartered commercial bank
     Centrue Service Corporation, an Illinois corporation
     Centrue Insurance Agency, Inc., an Illinois corporation
     Kankakee Capital Trust I, a Delaware statutory trust
     Centrue Statutory Trust II, a Connecticut statutory trust